UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2008 (May 12, 2008)

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 12, 2008, subsidiaries of Hospitality Properties Trust, or the Trust, entered into an amendment to the Trust’s lease (the “TA Lease”) of 145 travel centers to a subsidiary of TravelCenters of America LLC (“TravelCenters”).

The TA Lease provides for the Trust’s purchase from TravelCenters of an aggregate of up to $125 million of specified capital improvements at the leased sites during the first five years of the term.  There is no adjustment in minimum rent under the TA Lease as the Trust purchases these capital improvements.  As of May 12, 2008, the Trust had purchased $50 million of such specified capital improvements.

The TA Lease originally provided that TravelCenters could sell the capital improvements to the Trust at the rate of not more than $25 million per year.  The amendment provides that TravelCenters may from time to time accelerate the Trust’s purchase of any remaining portion of the commitment, with the amount of such purchase being discounted to reflect the accelerated receipt of funds by TravelCenters according to a present value formula established in the amendment.   If there is an accelerated purchase, the Trust’s remaining commitment will be reduced by the undiscounted amount of the purchase.

TravelCenters became a publicly owned company as a result of a spin off from the Trust on January 31, 2007.  For a further description of the Trust’s relationship with TravelCenters and Reit Management & Research LLC, a company which separately provides certain management services to the Trust and TravelCenters, please see the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007 and proxy statement for its 2008 annual meeting of shareholders, both of which have been filed with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	First Amendment to Lease Agreement dated as of May 12, 2008 by and among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Name:	Mark L. Kleifges
Title:	Treasurer and Chief Financial Officer

Date:  May 13, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Lease Agreement dated as of May 12, 2008 by and among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing LLC.